Exhibit 10.2
Third Wave Technologies, Inc.
Incentive Compensation Plan
Plan Objective: The Third Wave Technologies, Inc. Incentive Plan (referred to as the “IC Plan”) is designed to encourage results-oriented actions on employees.
Eligibility: All regular full-time and part-time employees are eligible to participate in the IC Plan.
Administration: The IC Plan is administered by the Compensation Committee of the Company’s Board of Directors (the “Administrator”). The Administrator may delegate its authority to administer the IC Plan to an individual or committee.
Performance Period: The Performance Period begins on January 1 and ends of December 31 of the applicable fiscal year.
Performance Goals: The Administrator shall establish performance goals for the specified Performance Period.
Target Awards: The CEO and Administrator shall establish for each Participant a target award that shall be payable if and to the extent the Company and individual attains the performance goals for the specified Performance Period.
Calculation of the Incentive Awards: At the end of the Performance Period, the CEO will recommend to the Administrator for each participant whether and to what extent the performance goals have been met and the percentage of the target award that is earned.
New Hires: Employees who start after January 1 of the applicable Performance Period are eligible for a pro-rated award based on their length of employment during the Performance Period.
Payment of IC Award: Employees must be employed through December 31 of the applicable fiscal year and on the date the IC payment is actually paid to be eligible for the payment. IC awards are paid as soon as administratively possible after the close of year-end, but no later than March 15 of the following year.